THIRD AMENDMENT

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REGENCY GP LLC

This Third Amendment (“Amendment”) to the Amended and Restated Limited Liability Company Agreement dated February 3, 2006, as amended by Amendment No. 1 thereto dated February 25, 2010, as further amended by Amendment No. 2 thereto dated August 10, 2010 (as so amended, the “Original LLC Agreement”), of Regency GP LLC, a Delaware limited liability company (the “Company”), is dated December 31, 2010. Defined terms used in this Amendment shall have the meanings ascribed thereto in the Original LLC Agreement.

RECITALS

WHEREAS, ETE GP Acquirer LLC, a Delaware limited liability company (the “Member”), in its capacity as the sole member of the Company, desires to amend the Original LLC Agreement.

NOW, THEREFORE, the Member hereby amends the Original LLC Agreement as follows:

Section 1.                      Amendments.

Section 7.9(c) of the Original LLC Agreement is hereby amended and restated to read in its entirety:

 “(c)           The Board shall have a conflicts committee comprised of two or more Directors, all of whom shall be Independent Directors (the “Conflicts Committee”). Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the Partnership, and not a breach by the Company of any fiduciary or other duty owed to the Partnership by the Company.”

Section 2.                      Ratification of Original LLC Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Original LLC Agreement shall remain in full force and effect.

Section 3.                      Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.                      Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the sole member of the Company.

MEMBER:

ETE GP ACQUIRER LLC

BY:           Energy Transfer Equity, L.P.
its sole member

BY:           LE GP, LLC,
its general partner

By:           /s/ John W. McReynolds
Name:      John W. McReynolds
Title:        President and Chief Financial Officer of LE GP, LLC,